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                                                                  EXHIBIT (a)(3)


                  [LETTERHEAD OF SAVANNAH FOODS APPEARS HERE]

                                                              September 18, 1997

Dear Stockholder:

  On behalf of the Board of Directors of Savannah Foods & Industries, Inc. (the "Company"), I am pleased to inform you that the Company entered into an Agreement and Plan of Merger, dated as of September 12, 1997 (the "Merger Agreement"), with Imperial Holly Corporation ("Imperial Holly") and IHK Merger Sub Corporation, its wholly owned subsidiary (the "Purchaser"), pursuant to which the Purchaser has today commenced a cash tender offer (the "Offer") to purchase 50.1% of the outstanding Common Stock of the Company (the "Shares") at a price of $20.25 per Share, net to the seller in cash. The Offer is conditioned upon, among other things, the tender of at least 50.1% of the Shares.

  Following the successful completion of the Offer, upon the terms and subject to the conditions contained in the Merger Agreement, the Purchaser will be merged with and into the Company (the "Merger"), with the Company as the surviving corporation. At the effective time of the Merger, each remaining issued and outstanding Share shall be converted into the right to receive either (i) $20.25 of Imperial Holly Common Stock (the "Stock Consideration"), subject to a collar of $13.25 to $17.25 per share of Imperial Holly Common Stock, or (ii) $20.25 in cash (the "Cash Consideration"), subject to proration and dissenters rights. The aggregate number of Shares to be converted into the right to receive the Stock Consideration will be equal to 30% of all outstanding Shares at the time of the Merger; and the number of Shares to be converted into the right to receive the Cash Consideration pursuant to the Merger will be equal to 19.9% of all outstanding Shares at the time of the Merger.

  YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY. THE BOARD HAS ALSO UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  In arriving at its recommendation, the Board of Directors gave careful consideration to the factors described in the enclosed Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which is being filed today with the Securities and Exchange Commission, including, among other things, the written opinion of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), the Company's financial advisor, that the consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view.

  Additional information with respect to the Board's decision is contained in the enclosed Schedule 14D-9 and we urge you to consider this information carefully.

  In addition to the attached Schedule 14D-9, enclosed also is the Purchaser's Offer to Purchase, dated September 18, 1997, together with related materials, including a Letter of Transmittal to be used for tendering your Shares in the Offer. These documents set forth the terms and conditions of the Offer and provide instructions as to how to tender your Shares. I urge you to read the enclosed materials carefully and consider all factors set forth therein before making your decision with respect to tendering your Shares pursuant to the Offer.

  On behalf of the Board of Directors, management and employees of the Company, I thank you for the support you have given the Company.

                                        Very truly yours,

                                        [SIGNATURE OF WILLIAM W. SPRAGUE
                                        APPEARS HERE]
                                        William W. Sprague III
                                        President and Chief Executive Officer

                   P.O. Box 339, Savannah, Georgia 31402-0339